Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

•	Revenues of $1.84 billion, up 5.3% from 2014

•	Adjusted diluted EPS excluding amortization of $1.05, up 13% from 2014

•	Reported diluted EPS of $0.42 was negatively impacted by recent debt refinancing charges

•	Guidance unchanged for full year revenue and adjusted diluted EPS excluding amortization

MADISON, N.J., APRIL 23, 2015 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the first quarter ended March 31, 2015, adjusted net income was $141 million, compared to $122 million in 2014. Adjusted diluted EPS excluding amortization was $1.05 in the quarter, compared to $0.93 in 2014. Amortization expense was $0.09 per diluted share in both years.

Reported net income was $61 million, or $0.42 per diluted share, compared to $104 million, or $0.71 per diluted share, in 2014. Reported net income in the first quarter of 2015 was negatively impacted by charges of $80 million after tax, or $0.54 per diluted share, principally associated with the early retirement of debt in connection with the company’s recent debt refinancing. In addition, a portion of the charges were related to restructuring and integration costs and ongoing efforts to drive operational excellence. In the first quarter of 2014, reported net income was reduced by charges of $18 million after tax, or $0.13 per diluted share, comprised primarily of restructuring and integration costs.

Revenues grew 5.3% to $1.84 billion in the first quarter versus the prior year. Consolidated revenues grew 0.7% on an organic basis versus a year ago. Diagnostic Information Services revenues increased 4.9%. Volume, measured by the number of requisitions, increased 5.6% versus the prior year. Revenue per requisition was 0.7% below the prior year. Excluding acquisitions, revenue per requisition for Diagnostic Information Services was essentially unchanged from a year ago.

For the first quarter of 2015, adjusted operating income was $269 million, or 14.6% of revenues, compared to $236 million, or 13.5% of revenues, in 2014. Reported operating income was $228 million, or 12.4% of revenues, compared to $208 million, or 11.9% of revenues, in 2014. Adjusted cash provided by operations during the first quarter of 2015 was $130 million. Reported cash provided by operations of $52 million was negatively impacted by pre-tax cash charges totaling $78 million associated with the early retirement of debt in connection with the company’s recent debt refinancing. In the first quarter of 2014, reported cash provided by operations was $84 million.

“We grew revenues by 5%, adjusted EPS by 13% and adjusted operating income by 14% in the first quarter despite the harsh winter in many parts of the country,” said Steve Rusckowski, President and CEO. “We continue to refocus on our core diagnostic information services business and deliver disciplined capital deployment. During the quarter we announced a joint venture with Quintiles to enhance the value of our clinical trials testing business. This month we also completed the debt refinancing and made progress in our commitment to return the majority of free cash flow to shareholders. We’re pleased with the continued progress we’re making against our five-point strategy.”

Outlook for Full-Year 2015

For 2015, the company estimates results from continuing operations, before special items, as follows:

•	Revenues to increase 2% to 3% compared to 2014;

•	Adjusted diluted EPS excluding amortization to be between $4.70 and $4.85;

•	Adjusted cash provided by operations to approximate $850 million; and

•	Capital expenditures to approximate $300 million.

Note on Non-GAAP Financial Measures

As used in this press release: (i) for the purpose of income measures the term “adjusted” refers to operating performance measures that exclude special items such as charges on retirement of debt and related refinancing charges, restructuring and integration charges, and other items; (ii) the term “adjusted diluted EPS excluding amortization expense” represents the company's results before the impact of special items and amortization expense; and (iii) “adjusted cash provided by operations” represents cash provided by operations before the cash impact of charges on retirement of debt. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The attached tables include reconciliations of adjusted measures to measures reported under accounting principles generally accepted in the United States.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 866-430-5847 for domestic callers or 203-369-0933 for international callers. Telephone replays will be available from 10:30 a.m. Eastern Time on April 23 until midnight Eastern Time on May 23, 2015. Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 45,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

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Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended March 31, 2015 and 2014
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Net revenues	$1,839	$1,746

Operating costs and expenses:
Cost of services	1,163	1,101
Selling, general and administrative	419	415
Amortization of intangible assets	21	22
Other operating expense, net	8	—
Total operating costs and expenses	1,611	1,538

Operating income	228	208

Other income (expense):
Interest expense, net	(45)	(39)
Equity in earnings of equity method investees	7	6
Other (expense) income, net	(78)	1
Total non-operating expenses, net	(116)	(32)

Income before income taxes	112	176
Income tax expense	42	65
Net income	70	111
Less: Net income attributable to noncontrolling interests	9	7
Net income attributable to Quest Diagnostics	$61	$104

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$0.42	$0.72
Diluted	$0.42	$0.71

Weighted average common shares outstanding:
Basic	144	144
Diluted	146	145

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
March 31, 2015 and December 31, 2014
(in millions, except per share data)
(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$974	$192
Accounts receivable, net	949	932
Inventories	106	110
Deferred income taxes	158	169
Prepaid expenses and other current assets	188	200
Total current assets	2,375	1,603
Property, plant and equipment, net	902	933
Goodwill	5,986	6,032
Intangible assets, net	1,041	1,071
Other assets	254	238
Non-current assets held for sale	55	—
Total assets	$10,613	$9,877

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,046	$1,191
Current portion of long-term debt	1,043	518
Total current liabilities	2,089	1,709
Long-term debt	3,688	3,244
Other liabilities	565	594
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both March 31, 2015 and December 31, 2014; 216 shares and 215 shares issued at March 31, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	2,427	2,418
Retained earnings	5,729	5,723
Accumulated other comprehensive loss	(30)	(27)
Treasury stock, at cost; 72 shares and 71 shares at March 31, 2015 and December 31, 2014, respectively	(3,885)	(3,815)
Total Quest Diagnostics stockholders' equity	4,243	4,301
Noncontrolling interests	28	29
Total stockholders' equity	4,271	4,330
Total liabilities and stockholders' equity	$10,613	$9,877

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2015 and 2014
(in millions)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income	$70	$111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78	75
Provision for doubtful accounts	79	75
Deferred income tax provision (benefit)	14	(10)
Stock-based compensation expense	12	12
Excess tax benefits from stock-based compensation arrangements	(2)	—
Non-cash portion of loss on retirement of debt	1	—
Other, net	6	(2)
Changes in operating assets and liabilities:
Accounts receivable	(97)	(152)
Accounts payable and accrued expenses	(120)	(86)
Income taxes payable	10	70
Other assets and liabilities, net	1	(9)
Net cash provided by operating activities	52	84

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(567)
Capital expenditures	(56)	(68)
Decrease (increase) in investments and other assets	1	(1)
Net cash used in investing activities	(55)	(636)

Cash flows from financing activities:
Proceeds from borrowings	1,389	1,513
Repayments of debt	(440)	(923)
Purchases of treasury stock	(110)	(32)
Exercise of stock options	35	12
Excess tax benefits from stock-based compensation arrangements	2	—
Dividends paid	(48)	(43)
Distributions to noncontrolling interests	(10)	(3)
Other financing activities, net	(33)	(15)
Net cash provided by financing activities	785	509

Net change in cash and cash equivalents	782	(43)

Cash and cash equivalents, beginning of period	192	187

Cash and cash equivalents, end of period	$974	$144

Cash paid during the period for:
Interest	$54	$52
Income taxes	$19	$9

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended March 31,
	2015	2014
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$61	$104
Less: earnings allocated to participating securities	—	1
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$61	$103

Weighted average common shares outstanding - basic	144	144
Effect of dilutive securities:
Stock options and performance share units	2	1
Weighted average common shares outstanding - diluted	146	145

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$0.42	$0.72
Diluted	$0.42	$0.71

2)
Adjusted amounts for operating income and net income attributable to Quest Diagnostics represent the company's results before the impact of special items, such as the charges on retirement of debt and related refinancing charges, restructuring and integration charges and other items. Adjusted diluted EPS excluding amortization expense represents the company's results before the impact of special items and amortization expense. Adjusted cash provided by operations represents cash provided by operations before the cash impact of charges on retirement of debt. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following table reconciles reported results to adjusted results:

	Three Months Ended March 31,
	2015	2014
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$228	$208
Restructuring and integration charges (a)	31	24
Other (b)	10	4

Adjusted operating income	$269	$236

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	12.4%	11.9%
Restructuring and integration charges (a)	1.7	1.4
Other (b)	0.5	0.2

Adjusted operating income as a percentage of net revenues	14.6%	13.5%

Adjusted net income:
Net income attributable to Quest Diagnostics	$61	$104
Charges on retirement of debt and related refinancing charges (c) (d)	53	—
Restructuring and integration charges (d)	19	15
Other (d)	8	3

Adjusted net income	$141	$122

Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$0.42	$0.71
Charges on retirement of debt and related refinancing charges (c)	0.36	—
Restructuring and integration charges (a)	0.13	0.11
Other (b)	0.05	0.02
Amortization expense (e)	0.09	0.09

Adjusted diluted EPS excluding amortization expense	$1.05	$0.93

Adjusted cash provided by operations:
Cash provided by operations	$52	$84
Cash charges on retirement of debt (f)	78	—

Adjusted cash provided by operations	$130	$84

(a)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business. The following table summarizes the impact of restructuring and integration charges on the company's consolidated statements of operations table:

	Three Months Ended March 31,
	2015	2014
	(dollars in millions)
Cost of services	$20	$12
Selling, general and administrative	11	12

	$31	$24

(b)
For the three months ended March 31, 2015, primarily represents non-cash impairment charges associated with our Celera Products business and costs incurred related to a legal matter. For the three months ended March 31, 2014, principally represents costs incurred related to the settlement of a legal matter.

(c)
Charges on retirement of debt and related refinancing charges represent charges associated with the March 2015 cash tender offer (the "Tender Offer") in which the company purchased $250 million aggregate principal amount of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040 ($79 million pre-tax included in other (expense) income, net and $5 million pre-tax included in interest expense, net).

(d)
For the charges on retirement of debt and related refinancing charges, income tax benefits were calculated using a combined federal and state rate of 37.3%. For the restructuring and integration charges and other items, income tax impacts, where recorded, were calculated using combined federal and state rates of 38.9% and 38.2% for the three months ended March 31, 2015 and 2014, respectively.

(e)
Represents the impact of amortization expense, net of an estimated tax benefit, on diluted EPS. The income tax benefit was calculated using combined federal and state rates of 38.9% and 38.2% for the three months ended March 31, 2015 and 2014, respectively.

(f)	Represents pre-tax cash charges on retirement of debt in connection with our recent debt refinancing.

3)
Other operating expense, net includes miscellaneous income and expense items related to operating activities. For the three months ended March 31, 2015, other operating expense, net principally includes non-cash impairment charges associated with our Celera Products business.

4)
Other (expense) income, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the three months ended March 31, 2015, other (expense) income, net includes $79 million of pre-tax charges on the retirement of debt associated with the Tender Offer.

5)
For the three months ended March 31, 2015, the company repurchased 1.5 million shares of its common stock at an average price of $71.48 per share for $110 million. At March 31, 2015, $586 million remained available under the company’s share repurchase authorizations.

6)
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2015 before the impact of special items and amortization expense. The outlook for adjusted cash provided by operations represents management’s estimate for the full year 2015 before the cash impact of charges on retirement of debt. These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the company’s ongoing operating performance. Adjusted diluted EPS excluding amortization expense and adjusted cash provided by operations are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as alternatives to the corresponding amount determined under accounting principles generally accepted in the United States.

The following table reconciles our 2015 outlook for adjusted diluted EPS excluding amortization expense and adjusted cash provided by operations to the corresponding amounts determined under accounting principles generally accepted in the United States:

	Low	High
Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$3.83	$3.98
Charges on retirement of debt and related refinancing charges (a)	0.36	0.36
Restructuring and integration charges (b)	0.13	0.13
Other (c)	0.05	0.05
Amortization expense, net of tax (d)	0.33	0.33

Adjusted diluted EPS excluding amortization expense	$4.70	$4.85

Adjusted cash provided by operations:
Cash provided by operations		$772
Cash charges on retirement of debt (e)		78

Adjusted cash provided by operations		$850

(a)	Represents pre-tax charges of $84 million, incurred through March 31, 2015, associated with the retirement of debt and related refinancing charges in connection with the Tender Offer.

(b)
Represents pre-tax charges of $31 million primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business through March 31, 2015.

(c)
Represents pre-tax charges of $10 million primarily associated with the non-cash impairment charges associated with our Celera Products business and costs incurred related to a legal matter through March 31, 2015.

(d)	Represents the full year impact of amortization expense, estimated at approximately $80 million or $49 million, net of an estimated tax benefit, on diluted earnings per common share.

(e)	Represents pre-tax cash charges of $78 million on retirement of debt in connection with our recent debt refinancing incurred through March 31, 2015.